EXHIBIT 11.1 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

Pro forma earnings per share - basic, are based upon the Company's weighted average number of common shares outstanding. The shares issued to the former Empire stockholders in the merger, excluding the 3,824,511 contingent shares which were placed in escrow, were considered outstanding for all periods presented. The shares of the former Integrated shareholders were considered outstanding only from the September 17, 1999 merger date.

                                                         2000           1999

Net Income                                            $1,040,787
                                                      ==========
Pro forma net income                                                 $1,308,676
                                                                     ==========
Weighted average shares outstanding - basic           11,346,347      7,327,663
Shares issuable upon exercise of dilutive options         99,933         28,741
Less: shares assumed repurchased                           (848)          (218)
                                                           -----          -----
Weighted average shares outstanding - diluted         11,445,432      7,356,186
                                                      ==========      =========
Earnings per share - basic                                 $0.09
Earnings per share -- diluted                              $0.09
Pro forma earnings per share -- basic                                     $0.18
Pro forma earnings per share - diluted                                    $0.18